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                                 ENDOCARE, INC.
                        CALCULATION OF EARNINGS PER SHARE

                                                              Three Months Ended                     Six Months Ended
                                                                 June 30, 1997                         June 30, 1997
                                                                 -------------                         -------------
Net loss                                                          $(1,059,826)                         $ (1,799,280)
                                                                  ============                         ============

Weighted average number of common
shares outstanding during the period                                8,195,853                             7,817,451
                                                                    =========                            ==========

Primary net loss per share                                         $     (.13)                         $       (.23)
                                                                   ===========                         ============

Fully diluted net loss per share                                   $     (.13)                         $       (.23)
                                                                   ===========                         ============


         The effect of potential exercise of common stock options and warrants is not included in these calculations because such effect would be anti-dilutive.

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